TECHNE CORPORATION RELEASES UNAUDITED THIRD QUARTER
                 RESULTS FOR FISCAL YEAR 2009

Minneapolis/April 28, 2009/-- Techne Corporation's (NASDAQ: TECH) consolidated net earnings for the quarter ended March 31, 2009 decreased 6.6% to $27.6 million or $.74 per diluted share compared with $29.6 million or $.76 per diluted share for the quarter ended March 31, 2008. For the nine months ended March 31, 2009, Techne's consolidated net earnings increased 4.7% to $79.9 million or $2.10 per diluted share compared with $76.3 million or $1.94 per diluted share for the nine months ended March 31, 2008. Net earnings as a percentage of net sales was 40.1% for the nine months ended March 31, 2009 as compared to 40.2% in the first nine months of last year.

Foreign currency fluctuations and general economic conditions continued to have a negative impact on consolidated net sales and earnings in the quarter ended March 31, 2009. The change in exchange rates used to convert foreign currencies (primarily British pound sterling and euros) to U.S. dollars reduced net earnings by $1.5 million ($.04 per diluted share) for the quarter and $3.3 million ($.09 per diluted share) for the nine months ended March 31, 2009, as compared to the same periods in last fiscal year.

Consolidated net sales for the quarter and nine months ended March 31, 2009 were $67.9 million and $199.1 million, respectively. This was a 2.4% decrease and a 5.0% increase from the quarter and nine months ended March 31, 2008, respectively. Consolidated net sales were negatively affected by the strength of the U.S. dollar as compared to foreign currencies. Excluding the effect of changes in foreign currency exchange rates, consolidated net sales increased 2.9% and 8.3% for the quarter and nine months ended March 31, 2009, respectively, from the comparable prior year periods.

Biotechnology net sales, which include sales by R&D Systems' Biotechnology Division, R&D Systems China and BiosPacific, were $45.1 million for the quarter ended March 31, 2009, essentially the same as in the quarter ended March 31, 2008. Biotechnology sales were $131.6 million for the nine months ended March 31, 2009, an increase of 6.9% over the same period last year. North American biotechnology sales to industrial pharmaceutical and biotechnology customers declined approximately 5% during the third quarter of fiscal 2009. Biotechnology sales to academic and Pacific Rim distributor customers grew about 3% during the same period. The Company attributes the lower third quarter sales growth rate to customer caution in a time of economic uncertainty.

R&D Europe's net sales for the quarter and nine months ended March 31, 2009 were $18.3 million and $54.5 million, decreases of 9.6% and 0.3%, respectively, from the same prior-year periods. R&D Europe's net sales increased 8.5% and 11.3% for the quarter and nine months ended March 31, 2009 when measured at currency rates in effect in the comparable prior periods.

Hematology net sales for the quarter and nine months ended March 31, 2009 were $4.4 million and $12.9 million, increases of 5.4% and 9.3%, respectively, compared to the quarter and nine months ended March 31, 2008.

Consolidated gross margins were 78.9% and 79.5% for the quarter and nine months ended March 31, 2009, respectively, compared to 79.7% and 79.4% for the quarter and nine months ended March 31, 2008, respectively. The decrease in gross margins in the third quarter was primarily caused by lower gross margins in Europe resulting from unfavorable exchange rates.

Selling, general and administrative expenses for the quarter and nine months ended March 31, 2009 decreased $1.9 million (21.5%) and $2.1 million (7.7%), respectively from the quarter and nine months ended March 31, 2008. The decrease in selling, general and administrative expenses from the comparable prior-year periods were the result of the following (in thousands):

                                                 Quarter  Nine Months
                                                 -------- -----------
Reduction in profit sharing expense              $(1,326)   $(1,943)
Change in exchange rates to convert foreign
  expenses to U.S. dollars                          (651)    (1,538)
Other, including annual wage, salary
  and benefits increases                              44      1,356
                                                 -------    -------
                                                 $(1,933)   $(2,125)
                                                 =======    =======

Research and development expenses decreased $30,000 (0.5%) and increased $983,000 (5.9%), respectively, for the quarter and nine months ended March 31, 2009 from the comparable prior-year periods.

Interest income decreased $1.6 million and $2.8 million for the quarter and nine months ended March 31, 2009, respectively, from the comparable prior-year periods, primarily as a result of lower rates of return on cash and available-for-sale investments and, to a lesser extent, to lower cash and available-for-sale investment balances.

The effective tax rate for both the quarter and nine months ended March 31, 2009 was 32.3% as compared to effective tax rates of 31.2% and 32.7%, respectively, from the same prior-year periods. The effective rate in the quarter ended March 31, 2008 was positively impacted by changes in state apportionment estimates. The Company expects its fiscal 2009 effective income tax rate to range from approximately 32.0% to 33.0%.

In November 2007, the Company's Board of Directors authorized the repurchase and retirement of up to $150 million of the Company's common stock. The Company repurchased approximately 213,000 shares of its common stock during the third quarter of fiscal 2009 for approximately $10.5 million. Approximately $7.5 million remains available for the repurchase of shares under this authorization.


Forward Looking Statements:

This earnings release contains forward-looking statements within the meaning of the Private Litigation Reform Act. These statements, including the Company's expectations as to consolidated income tax rates, involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the introduction and acceptance of new biotechnology and hematology products, the levels and particular directions of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the retention of hematology OEM and proficiency survey business, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in this release due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

                    *  *  *  *  *  *  *  *  *  *  *  *

Techne Corporation has two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products. R&D Systems has two subsidiaries, BiosPacific, Inc. (BiosPacific), located in Emeryville, California and R&D Systems China Co. Ltd., (R&D China), located in Shanghai, China. BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. R&D China and R&D Europe distribute biotechnology products.


Contact:  Greg Melsen, Chief Financial Officer
          Kathy Backes, Controller
          (612) 379-8854



                              TECHNE CORPORATION
                    CONSOLIDATED STATEMENTS OF EARNINGS
                    (In thousands, except per share data)
                                      (Unaudited)

                                          QUARTER ENDED   NINE MONTHS ENDED
                                         ---------------  -----------------
                                         3/31/09 3/31/08   3/31/09  3/31/08
                                         ------- -------  -------- --------
Net sales                                $67,866 $69,522  $199,066 $189,651
Cost of sales                             14,316  14,146    40,832   39,001
                                         ------- -------  -------- --------
Gross margin                              53,550  55,376   158,234  150,650
                                         ------- -------  -------- --------
Operating expenses:
 Selling, general and administrative       7,061   8,994    25,604   27,729
 Research and development                  5,809   5,839    17,565   16,582
 Amortization of intangible assets           240     283       720      853
  Total operating expenses                13,110  15,116    43,889   45,164
                                         ------- -------  -------- --------
Operating income                          40,440  40,260   114,345  105,486
                                         ------- -------  -------- --------
Other income (expense):
 Interest income                           1,504   3,155     6,596    9,405
 Other non-operating expense, net         (1,103)   (423)   (3,002)  (1,565)
                                         ------- -------  -------- --------
  Total other income                         401   2,732     3,594    7,840
                                         ------- -------  -------- --------
Earnings before income taxes              40,841  42,992   117,939  113,326
Income taxes                              13,200  13,402    38,083   37,025
                                         ------- -------  -------- --------
Net earnings                             $27,641 $29,590  $ 79,856 $ 76,301
                                         ======= =======  ======== ========
Earnings per share:
 Basic                                   $  0.74 $  0.76  $   2.10 $   1.94
 Diluted                                 $  0.74 $  0.76  $   2.10 $   1.94
Weighted average common
 shares outstanding:
  Basic                                   37,427  39,000    37,986   39,296
  Diluted                                 37,499  39,108    38,085   39,396



                              TECHNE CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                                (In thousands)
                                 (Unaudited)
                                                 3/31/09     6/30/08
                                                --------    --------
ASSETS
Cash and equivalents                            $133,821    $166,992
Short-term available-for-sale investments         33,296      39,353
Trade accounts receivable                         31,593      31,747
Other receivables                                  3,020       1,585
Inventory                                         10,749       9,515
Other current assets                              10,196       9,241
                                                --------    --------
  Current assets                                 222,675     258,433
                                                --------    --------

Available-for-sale investments                    66,925      87,384
Property and equipment, net                       97,428     101,722
Goodwill and intangible assets, net               28,312      29,032
Other non-current assets                          26,463      30,798
                                                --------    --------
  Total assets                                  $441,803    $507,369
                                                ========    ========
LIABILITIES
Current liabilities                             $ 14,914    $ 20,239
Stockholders' equity                             426,889     487,130
                                                --------    --------
  Total liabilities and equity                  $441,803    $507,369
                                                ========    ========